Free Writing Prospectus Filed on November 1, 2006	Filed Pursuant To Rule 433 Registration Statement No. 333-134038

Oesterreichische Kontrollbank Aktiengesellschaft

$1,250,000,000 4.750% Guaranteed Global Notes due 2011

FINAL TERM SHEET

Dated November 1, 2006

Issuer:	Oesterreichische Kontrollbank AG (“OeKB“)

Guarantor:	Republic of Austria

Rating:	Aaa / AAA

Principal Amount:	USD 1.25 billion

Pricing Date	November 1, 2006

Closing Date:	November 8, 2006

Maturity Date:	November 8, 2011

Redemption Price:	100%

Interest Rate:	4.750% per annum in arrears, paid semi-annually on an ISMA 30/360 basis

Interest Payment Dates:	May 8 and November 8

First Interest Payment Date:	May 8, 2007

Reoffer Spread:	28 bps over UST 4.625% October 31, 2011 yielding 4.857%

Reoffer Price:	99.530%

Format:	SEC registered global notes

Denominations:	USD 100,000

Listing:	Regulated Market of the Luxembourg Stock Exchange

Business Days:	New York, London

Clearing System:	DTC, Clearstream Luxembourg, Euroclear

Joint Lead Managers:	Citigroup Global Markets Inc. and J.P. Morgan Securities Ltd.

Co-Managers:	BNP Paribas Securities Corp, Deutsche Bank AG, London Branch, Goldman Sachs International, Morgan Stanley & Co. International Limited, Nomura International plc and UBS Limited

Stabilization Manager:	J.P. Morgan Securities Ltd.

You can access the prospectus relating to the registration statement and additional information relating to OeKB and the Notes at the following websites:

http://www.sec.gov/Archives/edgar/data/202811/000119312506110014/dsb.htm

http://www.sec.gov/Archives/edgar/data/202811/000119312506219149/0001193125-06-219149-index.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect at +1 877-858-5407.